Exhibit 10.7

RELEASE

This RELEASE is made this 12th day of February, 2014 by Source Financial, Inc., a Delaware corporation (“Source”), in favor of Marco Garibaldi (“MG”), a California resident, Edward DeFeudis (“TD”), a Connecticut resident and WikiTechnologies, Inc., a Delaware corporation (“Wiki”).

RECITALS

On June 30, 2013, Source consummated the transaction contemplated by the Share Exchange Agreement dated as of May 30, 2013 among Source, Moneytech Limited, an Australian company (“Moneytech”), MG, TD and Hugh Evans (“Share Exchange Agreement”) pursuant to which Source acquired all of the outstanding shares of Moneytech in exchange for 5,300,000 shares of the common stock of Source (the “Share Exchange”).

In connection with the Share Exchange, MG and TD, the then directors, officers and principal stockholders of Source, each deposited in escrow 1,120,000 shares of Source common stock (the “Escrow Shares”), and Source deposited in escrow all of the outstanding shares of WikiTechnologies, Inc., a Delaware corporation (Wiki”) and a wholly-owned subsidiary of Source (the “Wiki Shares”), subject to the terms and conditions set forth in an Escrow Agreement dated June 30, 2013 (the “Escrow Agreement”).

Source, Evans, MG and TD have agreed to terminate their relationship (the “Separation”) pursuant to a letter agreement dated as of February 10, 2014 (the “Separation Agreement”), pursuant to which, among other things, MG and TD have agreed to release all of their right, title and interest to the Escrow Shares against the delivery by Source to them of the Wiki Shares. Source has agreed to grant this release in favor of MG, TD and Wiki in connection with the Separation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.           Source, for itself and for its directors, officers, stockholders, and its successors and assigns (hereinafter, collectively referred to as "Releasor"), hereby forever releases and discharges each of MG, TD and Wiki, and their respective heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as the “Releases”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, that have been or could have been asserted as a result of or by reason of any act, omission, transaction or occurrence up to and including the date hereof, including, without limitation any claim or cause of action arising out of, resulting from, or related to, the Share Exchange Agreement, the conduct of the management and operations of Source and its subsidiaries other than Wiki, and their ownership of the Escrow Shares.

2.           Source represents and agrees that it has not assigned and will not assign to any third party any right or claim it may have against the Releasees.

3.           Source agrees to indemnify and hold harmless MG, TD or Wiki from and against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (individually a “Loss,” and collectively, “Losses”) that any of them may suffer or incur resulting from, arising out of, or relating to the operations of Source and its subsidiaries (other than Wiki) since June 30, 2013.

4.           This Agreement represents the complete understanding between the parties with respect to the subject matter hereof. No other promises or agreements shall be binding unless in writing and signed by the parties.

5.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF Source has executed this Release as of the date written above.

SOURCE FINANCIAL, INC.

By:	/s/ Hugh Evans
Hugh Evans
President and CEO